UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2003

STRESSGEN BIOTECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Yukon	333-12570	77-0123732

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350-4243 Glanford Avenue
Victoria, British Columbia
Parent of Stressgen Biotechnologies, Inc.
10241 Wateridge Circle, Suite C-200 San Diego, CA 92121 V8Z 4B9

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(250) 744-2811
(858) 202-4900

TABLE OF CONTENTS

Item 5. Other Events
SIGNATURES

Item 5. Other Events.

                                On December 2, 2003, Stressgen Biotechnologies Corporation announced that it and its wholly-owned subsidiary, Stressgen Development Corporation (together “Stressgen”) restructured their June 24, 2002 collaboration agreement with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (together, “Roche”), providing for the development and commercialization of Stressgen’s pharmaceutical fusion product candidate, HspE7.  The parties agreed to restructure the agreement to facilitate the clinical development by Stressgen of HspE7 in recurrent respiratory papillomatosis and additional indications caused by the human papillomavirus, while allowing Roche to develop a second generation HspE7 product targeting genital warts.  All amounts, unless specified otherwise, are in U.S. dollars.

Assuming all HspE7 development and commercial milestones are achieved and Roche exercises its rights to certain other CoValTM fusion product candidates, the payments to Stressgen, excluding sales-based payments (similar to royalties), could approximate $227 million, beyond the $21.5 million Stressgen has received from Roche relating to the development of HspE7 to date.

Under the terms of the restructured collaboration agreement:

(a)                                The extent of control that Stressgen originally retained for developing and marketing the first generation HspE7 product for recurrent respiratory papillomatosis will expand to all indications other than genital warts.  Stressgen will assume responsibility for all manufacturing and other costs of the indications it chooses to develop.

(b)                                 By paying Stressgen a fee and event-driven milestones aggregating up to $138 million, Roche can obtain exclusive rights to the first generation HspE7 product.  Stressgen may receive approximately $10 to $15 million of these payments by mid-2005.

(c)                                Until March 31, 2005 Stressgen can elect, under defined circumstances, to terminate Roche’s exclusive rights to the first generation HspE7 product.

(d)                                 If Roche exercises its exclusive rights to the first generation HspE7 product,

 (i)           it will fund all prospective costs for the first generation product;

(ii)           Stressgen can elect to launch a sales force in the U.S. and Canada and record sales for three years after regulatory approval in those countries, in which case it will pay Roche a mid-single digit percentage or a low double-digit percentage of its net sales, depending upon the timing and occurrence of Roche’s exercise;

(iii)          no earlier than three years after market launch of HspE7, Roche can begin recording sales in the U.S. and Canada.  Once Roche begins recording sales in those countries, it will make sales-based payments to Stressgen, which are expected to approximate 35% of Roche’s net sales.  In the rest of the world, Roche will record sales immediately after market launch and make sales-based payments to Stressgen of 20% of Roche’s net sales.

(e)                                  By paying Stressgen a license fee, Roche has exclusive rights to develop a second generation HspE7 product.  In such case, Roche will pay Stressgen alternative milestones based upon the clinical and regulatory development of the second generation product.  Roche will assume responsibility for manufacturing and all costs of its development program.  After commercialization of the second generation HspE7 product, Roche will make tiered, progressive sales-based payments to Stressgen at levels which Stressgen believes are competitive with other agreements of this stage and type.  Roche can credit a portion of its milestone payments against the sales-based payments on the second generation product.

(f)                                    Roche is obligated to make additional commercial success payments of up to $85 million to Stressgen, depending upon the aggregate net sales of either or both generations of the HspE7 product.

(g)                                 Roche has separate non-exclusive rights to negotiate licenses to Stressgen’s CoValTM fusion product candidates for the treatment of cancer and hepatitis C.  By paying additional fees, Roche can make these rights exclusive to January 1, 2007.

At the time of the original collaboration agreement, Roche received two warrants to purchase the common stock of Stressgen Biotechnologies Corporation.  In April 2003 Roche exercised the first warrant to acquire 1,413,600 common shares at Can. $3.25, resulting in net proceeds to Stressgen of approximately $3 million (Can. $4.6 million).  Roche has a continued right, but not an obligation, to exercise the second warrant for 814,574 shares at a purchase price of Can. $3.76 per share at any time until June 28, 2007.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRESSGEN BIOTECHNOLOGIES CORPORATION
By:
/s/ Daniel L. Korpolinski
Date: December 2, 2003	President and Chief Executive Officer